EXHIBIT 10.1

TRANSITION AGREEMENT

        This Transition Agreement (this "Agreement") is entered into on December 15, 2010 by and between THE JONES GROUP INC., a Pennsylvania corporation (the "Company"), and SIDNEY KIMMEL ("Mr. Kimmel").

        WHEREAS, Mr. Kimmel is the founder and a member of the Board of Directors of the Company (the "Board") who has served as the Chairman of the Company in an executive capacity since 1975; and

        WHEREAS, Mr. Kimmel currently serves as Chairman pursuant to an Employment Agreement dated July 1, 2000 between the Company and Mr. Kimmel, which was amended as of July 14, 2008 (as amended, the "Employment Agreement"); and

        WHEREAS, Mr. Kimmel and the Company have determined that, commencing January 1, 2011, Mr. Kimmel will serve the Company solely in the capacity of non- executive Chairman of the Company's Board of Directors;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below.

        1. Termination of Employment and Employment Agreement. Mr. Kimmel and the Company agree that, effective as of the close of business on December 31, 2010 (the "Effective Date"): (i) Mr. Kimmel's service as an officer and employee of the Company shall terminate, and (ii) the Employment Agreement shall terminate and have no further force and effect, except as to any provisions thereof that are to survive termination, as expressly provided herein or therein.

        2. Service as Non-Executive Chairman of the Board. The Company acknowledges that, as required under the Company's Corporate Governance Guidelines, Mr. Kimmel has offered his resignation as of the Effective Date as a director of the Company, and Mr. Kimmel acknowledges that the Board has voted to reject such offer in order to carry out the mutual intent of the parties and of the Board that Mr. Kimmel continue his Board service. Accordingly, commencing January 1, 2011, Mr. Kimmel shall serve as the non-executive Chairman of the Board of the Company until the appointment of a Chairman of the Board immediately following the next annual meeting of the stockholders of the Company. In his capacity as non-executive Chairman of the Board, Mr. Kimmel's duties shall include presiding at Board meetings (except for meetings of the independent directors), establishing agendas for Board meetings, and such other duties specified under the Company's Corporate Governance Guidelines as are normal and customary to such position, or as may be reasonably assigned to the non-executive Chairman by the Board. In compensation for his services as non-executive Chairman, Mr. Kimmel shall receive annual retainers, meeting attendance fees, restricted stock awards, and such other compensation payable in such amounts and at such times as provided under plans and policies generally applicable to non-management directors adopted from time to time by the Board.

        3. Medical and Dental Benefits. The parties agree that in recognition of Mr. Kimmel's substantial and significant contributions and years of service to the Company, the Company shall provide continued medical and dental coverage for Mr. Kimmel and his spouse under the Company's group policy or otherwise, at the levels in effect immediately prior to the Effective Date, during the lifetimes of Mr. Kimmel and his spouse, respectively; provided, however, that such coverage shall be secondary to any medical and dental coverage to which Mr. Kimmel and his spouse are entitled during such period under Medicare or similar legislation. Mr. Kimmel agrees that he, and if he predeceases his wife, his estate, shall reimburse the Company 100% of the premiums of maintaining such coverage.

        4. No Other Payments. Mr. Kimmel acknowledges that all equity awards previously granted to him have vested prior to the date of this Agreement and confirms and agrees that, except as otherwise expressly provided in this Agreement, he shall have no right or entitlement from or after the Effective Date to any compensation, bonus, benefits or other amounts in connection with his employment with the Company or the cessation of his service as an employee (whether pursuant to the Employment Agreement, any plan, program or policy of the Company or otherwise), except that (i) any account balance of Mr. Kimmel under the 401(k) Plan shall be paid or distributed pursuant to the terms and conditions of such plan and (ii) Mr. Kimmel may elect to port or convert any of his term or supplemental life insurance coverage under Company group plans in effect immediately prior to the Effective Date, in accordance with the terms and conditions of such plans.

        5. Survival of Provisions. Notwithstanding the termination of the Employment Agreement pursuant to Section 1 above, the parties agree that: (i) the rights, obligations and covenants of Mr. Kimmel set forth in the following sections of the Employment Agreement shall survive the termination of the Employment Agreement and shall continue in force and effect until Mr. Kimmel's death, notwithstanding any shorter duration specified under the Employment Agreement: Section 8 (Company Property), Section 9 (Confidential Information), Section 10 (Competition; Recruitment; Non-Disparagement) and Section 13 (Indemnification); and (ii) the obligations and covenants of the Company under Sections 10(c) and 13 of the Employment Agreement shall survive termination of the Employment Agreement and continue in force and effect until Mr. Kimmel's death.

        6. Miscellaneous.

a.	Notices. Any notice or communication to the Company or to Mr. Kimmel under this Agreement shall be in writing and shall be considered given on the third business day following mailing by certified mail, return receipt requested, to the Company at 1411 Broadway, New York, New York 10019, Attention: General Counsel, or to Mr. Kimmel at Mr. Kimmel's address on file with the Company (or at such other address as either party may specify by written notice to the other party).

b.	Assignment. This Agreement shall not be assignable by Mr. Kimmel. This Agreement and all rights of Mr. Kimmel hereunder shall inure to the benefit of and be enforceable by Mr. Kimmel's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

c.	Injunctions. Given that a breach of the provisions of this Agreement would injure the Company irreparably, the Company may, in addition to its other remedies, obtain an injunction or other comparable relief restraining any violation of such provisions, and no bond, security or other undertaking shall be required of the Company in connection therewith.

d.	Severability. The provisions of this Agreement are separable, and if any such provision is invalid or unenforceable, the remaining such provisions shall continue in full force and effect.
e.	Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, supersedes the Employment Agreement and all other existing agreements between the Company and Mr. Kimmel, and cannot be amended, unless such amendment is in writing and signed by both parties to this Agreement.

f.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules), where it has been entered into and where it is to be performed. The parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

g.	Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.
h.	No Waiver. The failure of either party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. For any waiver of a provision of this Agreement to be effective, it must be in writing and signed by the party against whom the waiver is claimed.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

THE JONES GROUP INC. By: /s/ Wesley R. Card Wesley R. Card, Chief Executive Officer /s/ Sidney Kimmel Sidney Kimmel